Filed Pursuant to Rule 424(b)(5)
Registration No. 333-230423

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

Subject to completion, dated March 21, 2019

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 21, 2019)

AFFILIATED MANAGERS GROUP, INC.

$

    % Junior Subordinated Notes due 2059

We are offering $        aggregate principal amount of our    % Junior Subordinated Notes due 2059 (the “Notes”). The Notes will bear interest at a fixed rate of    % per year. Interest will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on June 30, 2019, subject to our right to defer interest payments as described below. The Notes will be issued in registered form and in denominations of $25.00 and integral multiples of $25.00 in excess thereof. The Notes will mature on March 30, 2059.

We may defer interest payments on the Notes on one or more occasions for up to 20 consecutive quarterly periods per deferral period as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Notes, compounded quarterly, to the extent permitted by applicable law.

We may redeem the Notes at our option at the times and the prices described in this prospectus supplement.

The Notes will be our unsecured, junior subordinated obligations and will rank junior and subordinate in right of payment to all our current and future senior indebtedness on the terms set forth in the indenture pursuant to which the Notes will be issued. The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange. If the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in our other reports filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which we incorporate by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total(3)
Initial public offering price(1)		%	$
Underwriting discount(2)		%	$
Proceeds to Affiliated Managers Group, Inc. (before expenses)(2)		%	$

(1)	Plus accrued interest from and including , 2019 if settlement occurs after that date.
(2)

The underwriting discount will be $        per Note for sales to institutions and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth in the above table. As a result of sales to institutions, the total proceeds to us before estimated expenses will be $        .

(3)	Assumes no exercise of the underwriters’ over-allotment option described below.

The underwriters will have the option to purchase up to an additional $        million aggregate principal amount of Notes for 30 days after the date of this prospectus supplement in order to cover over-allotments, if any. Should the underwriters exercise this option in full, the total initial public offering price, underwriting discount and proceeds to us (before estimated expenses) will be $        , $         and $        , respectively (assuming no sales are made to institutions).

Delivery of the Notes in book-entry only form will be made through the facilities of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”) on or about                 , 2019, which will be the                 business day following the date of this prospectus supplement (such settlement being referred to as T+    ) .

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	Wells Fargo Securities	RBC Capital Markets

The date of this prospectus supplement is                     , 2019

Prospectus Supplement

Prospectus

We and the underwriters have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus filed by us with the SEC. This prospectus supplement and the accompanying prospectus is an offer to sell only the Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus filed by us with the SEC is accurate as of any date other than the date of the applicable document. Our businesses, financial condition, results of operations, liquidity, cash flows and prospects might have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes specific terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If information in this prospectus supplement, or the information incorporated by reference into this prospectus supplement and the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference into this prospectus supplement and the accompanying prospectus will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to the prospectus supplement, the accompanying prospectus and the information incorporated by reference therein collectively.

We and the underwriters have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free-writing prospectus filed by us with the SEC. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless otherwise indicated or unless the context requires otherwise, all references to “Affiliated Managers Group,” “AMG,” “we,” “us,” the “Company” and “our” refer to Affiliated Managers Group, Inc., and not our Affiliates (as defined herein) or other subsidiaries. When we refer to “you” or “yours,” we mean the holders of the Notes offered hereby.

S-ii

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement, the accompanying prospectus and the other documents we incorporate by reference may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, and may be prefaced with words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “preliminary,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “projects,” “positioned,” “prospects,” “intends,” “plans,” “estimates,” “pending investments,” “anticipates” or the negative version of these words or other comparable words. Such statements are subject to certain risks and uncertainties and include, among other things, statements regarding our intent, belief or expectations with respect to:

•	trends in or the growth opportunities for our or our Affiliates’ businesses;

•	potential investments in new or our existing investment management firms, or the closing of investments that have been announced;

•	the availability of debt and equity financing to fund these investments;

•	future borrowings under our revolving credit facility;

•	interest rates and hedging contracts;

•	the impact of new accounting policies;

•	our competition and our Affiliates’ competition;

•	changing conditions in the financial and securities markets; and

•	general economic conditions.

The future results or outcome of the matters described in any of these statements are uncertain, and they merely reflect our current expectations and estimates. We caution readers not to place undue reliance on any forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include, but are not limited to, the factors described in the “Risk Factors” section hereof or in our most recent Annual Report on Form 10-K and any Quarterly Reports on Form 10-Q filed thereafter as well as the following:

•	changes in the securities or financial markets or in general economic conditions;

•	changes in our total assets under management as well as the relative level of assets under management of our Affiliates;

•	the availability of equity and debt financing;

•	competition within the asset management industry, as well as competition for acquisitions of interests in investment management firms;

•	the ability to close pending investments;

•	the investment performance and growth rates of our Affiliates and their ability to effectively market their investment strategies;

•	changes in the regulatory landscape;

•	the mix of Affiliate contributions to our earnings; and

•	the impact of potential information technology on data security breaches.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.

We caution you that, while forward-looking statements reflect our current estimates and beliefs, they are not guarantees of future performance. We do not undertake to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully before investing. You should also review “Risk Factors” to determine whether an investment in the Notes is appropriate for you.

We are a global asset management company with equity investments in leading boutique investment management firms, which we refer to as our “Affiliates.” Our innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm and maintain operational autonomy. Our strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, we provide centralized assistance to our Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2018, our aggregate assets under management were $736.0 billion in more than 500 investment products across a broad range of active, return-oriented strategies.

We hold meaningful equity interests in each of our Affiliates and typically each Affiliate’s management team retains a significant equity interest in their own firm. Affiliate management equity ownership (along with our long-term ownership) aligns our interests, enhances Affiliate management equity incentives, and preserves the opportunity for Affiliate management to participate directly in the long-term future growth and profitability of their firms. Our innovative partnership approach also provides Affiliate management with a degree of liquidity and financial diversification and ensures that they maintain their unique entrepreneurial culture and independence by preserving their operational autonomy in managing their business.

Given our long-term partnership approach, we address the ongoing succession planning issues facing the Affiliate’s principal owners by facilitating the transfer of equity over time to the next generation of Affiliate management. At certain Affiliates, we do not have an obligation to repurchase equity interests, but we may make additional investments to further facilitate Affiliate ownership transition.

Although we invest in boutique investment management firms that we anticipate will grow independently, given our long-term partnership approach, we enhance our Affiliates’ growth prospects by providing access to the resources and scale of a global asset management company.

We provide succession planning solutions to boutique investment management firms and we are focused on investing in firms around the world managing active, return-oriented strategies, including traditional and alternative firms, as well as wealth management firms. We identify high-quality boutique firms based on our thorough understanding of the investment management industry, and we have developed long-term relationships with a significant number of these firms. Within our target universe, we seek strong and stable boutiques that offer active, return-oriented strategies, such as alternative strategies and global equities strategies. These boutiques are typically characterized by a strong multi-generational management team, entrepreneurial culture and commitment to building long-term success.

We anticipate that the principal owners of boutique investment management firms will continue to need a succession planning partner and we will, therefore, continue to have significant investment opportunities across the global asset management industry, including investment opportunities resulting from subsidiary divestitures, secondary sales and other special situations. In addition, we also have the opportunity to make additional investments in our existing Affiliates. We are well-positioned to execute upon these investment opportunities through our established process of identifying and cultivating investment prospects, our broad industry relationships, and our substantial experience and expertise in structuring and negotiating transactions. We have a strong global reputation as an outstanding partner to our Affiliates, and we are widely recognized in the marketplace as providing innovative solutions for the succession planning and strategic needs of boutique investment management firms.

The Offering

The summary below sets forth some of the principal terms of the Notes. Please read the “Description of Notes” section in this prospectus supplement for a more detailed description of the terms and conditions of the Notes.

Issuer	Affiliated Managers Group, Inc.

Security Offered	We are offering $ aggregate principal amount (or $ aggregate principal amount if the underwriters exercise their over-allotment option in full) of our % Junior Subordinated Notes due 2059. The Notes will be issued in registered form and in denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Maturity	The Notes will mature on March 30, 2059.

Interest Rate	The Notes will bear interest at a fixed rate of % per year.

Interest Payment Dates	Subject to our right to defer interest payments as described below, interest on the Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, an “Interest Payment Date”), beginning on June 30, 2019.

Option to Defer Interest Payments	At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes by extending the interest payment period for up to 20 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”) for each Optional Deferral Period. In other words, we may declare at our discretion up to a five-year interest payment moratorium on the Notes and may choose to do so on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Notes or end on a day other than an Interest Payment Date.

Any deferred interest on the Notes will accrue additional interest at a fixed rate of % per year, compounded quarterly, to the extent permitted under applicable law. Once we pay all deferred interest payments on the Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Notes as described above, but not beyond the maturity date of the Notes.

We are required to provide to the Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which we are required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. The Trustee is required to promptly forward any such notice to each holder of record of the Notes. See “Description of Notes—Option to Defer Interest Payments.”

Certain Restrictions during Optional Deferral Period	During an Optional Deferral Period, we will not be permitted to do any of the following, with certain limited exceptions described below under “Description of Notes—Certain Limitations During an Optional Deferral Period”:

•	declare or pay any dividend or make any distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

•

make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) that rank equally with or junior in right of payment to the Notes.

Optional Redemption	We may redeem the Notes at our option before their maturity:

•	in whole or in part, on one or more occasions, on or after March 30, 2024 at 100% of their principal amount, plus any accrued and unpaid interest thereon;

•

in whole, but not in part, before March 30, 2024 at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or

•

in whole, but not in part, before March 30, 2024 at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes relating to the equity credit criteria for securities such as the Notes.

For a more complete description of the circumstances under and the redemption prices at which the Notes may be redeemed, see “Description of Notes—Optional Redemption,” “Description of Notes—Right to Redeem Upon a Tax Event” and “Description of Notes—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

Subordination; Ranking	Our obligations under the Notes are unsecured and rank junior in right of payment to all of our “senior indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined under “Description of Notes—Ranking.” As of December 31, 2018 (and prior to giving effect to this offering of Notes and the use of proceeds therefrom), we had approximately $1.5 billion of outstanding senior indebtedness.

Because we are a holding company, our right and, hence, the right of our creditors (including holders of the Notes) to participate in any distribution of the assets of any subsidiary or Affiliate of ours, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of that subsidiary’s or Affiliate’s creditors and preferred and preference stockholders. As of December 31, 2018 (and prior to giving effect to this offering of Notes and the use of proceeds therefrom), we had approximately $1.8 billion of outstanding total indebtedness, including $307.4 million of junior convertible trust preferred securities (debt component only) and $2.7 million of indebtedness and other liabilities (excluding intercompany liabilities) of our subsidiaries and consolidated Affiliates.

There are no terms of the Notes that limit our ability to incur additional senior indebtedness, or that limit our subsidiaries’ or Affiliates’ ability to incur additional debt or other liabilities or issue preferred and preference stock.

Events of Default	An Event of Default with respect to the Notes shall occur only upon certain events of bankruptcy, insolvency or reorganization involving us. See “Description of Notes—Events of Default.”

Sinking Fund	None

Use of Proceeds	The net proceeds of this offering are estimated to be $ million after deducting the underwriting discount and estimated offering expenses payable by us (or approximately $ million if the underwriters exercise their over-allotment option in full). We intend to use the majority of the net proceeds of this offering to repay our outstanding indebtedness under our revolving credit facility. The remaining portion of the net proceeds will be used for other general corporate purposes. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” and “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	Certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of the offering through the repayment of outstanding amounts under such revolving credit facility. Such underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”), and this offering will therefore be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

Listing	We intend to apply to list the Notes on the New York Stock Exchange. If the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued.

Trustee and Paying Agent	U.S. Bank National Association

Governing Law	New York law

Certain Risk Factors	An investment in the Notes involves risks. Please refer to the risk factors beginning on page S-9 of this prospectus supplement and the risk factors in the reports we file with the SEC pursuant to the Exchange Act which we incorporate by reference herein.

U.S. Federal Income Tax Considerations	Simpson Thacher & Bartlett LLP, tax counsel to the Company, is of the opinion that, assuming the transactions related to the issuance of the Notes are consummated in accordance with the terms of the relevant transaction documents, the Notes will be treated as indebtedness for U.S. federal income tax purposes. This opinion is not binding on the Internal Revenue Service (the “IRS”) or any court and there can be no assurance that the IRS or a court will agree with this opinion. See “Material U.S. Federal Income Tax Considerations—Classification of the Notes.”

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all U.S. federal, state and local tax purposes. In addition, we intend to treat the Notes as indebtedness for U.S. federal income tax purposes.

If we elect to defer interest on the Notes for one or more Optional Deferral Periods, the holders of the Notes that are subject to U.S. federal income taxation would be required to include amounts in income for U.S. federal income tax purposes during such periods, regardless of such holders’ method of accounting for U.S. federal income tax purposes and notwithstanding that no interest payments will be made on the Notes during such periods. See “Material U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders.”

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data for the Company. We derived the summary financial performance measures for the fiscal years ended December 31, 2018, 2017 and 2016, and the summary balance sheet data as of December 31, 2018 and 2017 from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial performance measures for the fiscal years ended December 31, 2015 and 2014 and the balance sheet data as of December 31, 2016, 2015 and 2014 are derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary consolidated financial data is qualified by reference to, and should be read in conjunction with, our historical financial statements, including the notes thereto.

	For the Years Ended December 31,
	2014	2015	2016	2017	2018
	(in millions, except as noted and per share data)
OPERATING PERFORMANCE MEASURES
Assets under management (in billions)	$620.2	$611.3	$688.7	$836.3	$736.0
Average assets under management (in billions)	585.9	623.9	655.6	779.2	819.9
Aggregate fees	4,203.1	4,140.1	4,296.3	5,545.8	5,442.4

FINANCIAL PERFORMANCE MEASURES
Consolidated revenue	$2,510.9	$2,484.5	$2,194.6	$2,305.0	$2,378.4
Net income (controlling interest)	433.9	509.5	472.8	689.5	243.6
Earnings per share (diluted)	$7.70	$9.17	$8.57	$12.03	$4.52
Dividends per share	$—	$—	$—	$0.80	$1.20

BALANCE SHEET DATA
Total assets	$7,683.5	$7,769.4	$8,749.1	$8,702.1	$8,219.1
Long-term debt	1,880.3	1,879.4	2,109.6	1,854.7	1,829.6
Redeemable non-controlling interests	645.5	612.5	673.5	811.9	833.7
Total equity	3,643.2	3,769.1	4,426.5	4,578.5	4,134.9

RISK FACTORS

You should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in the Notes. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in the Notes. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or part of your original investment.

Certain statements in “Risk Factors” are forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the Notes

Our obligations under the Notes will be subordinated to our existing and future senior indebtedness. The indenture will not limit the amount of indebtedness that we or our subsidiaries or Affiliates may incur or our ability to pay dividends or make distributions.

Our obligations under the Notes are subordinate and junior in right of payment and upon liquidation to all of our senior indebtedness (as defined under “Description of Notes—Ranking”) whether presently existing or from time to time hereafter incurred. We, therefore, cannot make any payments on the Notes until all holders of senior indebtedness have been paid in full, or provision has been made for such payment, if such senior indebtedness is in default (subject to certain exceptions for grace periods and waivers). Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the Notes are entitled to receive or retain any payment or distribution. As of December 31, 2018 (and prior to giving effect to this offering of the Notes and the use of proceeds therefrom), we had approximately $1.5 billion of outstanding senior indebtedness.

The indenture governing the Notes does not restrict our or our subsidiaries’ or Affiliates’ ability to incur indebtedness, including secured indebtedness, senior indebtedness or subordinated indebtedness, or to engage in highly leveraged transactions that would increase the level of our indebtedness. As of December 31, 2018 (and prior to giving effect to this offering of Notes and the use of proceeds therefrom), we had approximately $1.8 billion of outstanding total indebtedness, including $307.4 million of junior convertible trust preferred securities (debt component only) and $2.7 million of indebtedness and other liabilities (excluding intercompany liabilities) of our subsidiaries and consolidated Affiliates.

Unless we have elected to defer interest payments on the Notes, the indenture governing the Notes does not restrict our ability to pay dividends or make distributions on, or redeem or repurchase our capital stock. See “Description of Notes—Certain Limitations During an Optional Deferral Period.”

The Notes are structurally subordinated to all liabilities of our subsidiaries and Affiliates.

None of our subsidiaries or Affiliates has guaranteed or otherwise become obligated with respect to the Notes. Accordingly, our right to receive assets from any of our subsidiaries or Affiliates upon their bankruptcy, liquidation or reorganization, and the right of holders of the Notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s or Affiliate’s creditors, including trade creditors.

We are a holding company and require cash from our subsidiaries and Affiliates to make payments on the Notes.

The Notes are solely our obligation, and no other entity will have any obligation, contingent or otherwise, to make payments in respect of the Notes. We are a holding company for many direct and indirect subsidiaries and Affiliates. Our subsidiaries and Affiliates will have no obligation to make payments in respect of the Notes. Accordingly, we depend on dividends and other distributions from our subsidiaries and Affiliates to generate the funds necessary to meet our obligations under the indenture governing the Notes, including interest payments. As described above, as an equity holder of our subsidiaries and Affiliates, our ability to participate in any distribution of assets of any subsidiary or Affiliate is structurally subordinate to the claims of the creditors of that subsidiary or Affiliate. The indenture governing the Notes does not restrict the amount of debt that our subsidiaries or Affiliates may incur. If our ability to obtain cash from our subsidiaries or Affiliates is restricted, we may be unable to fund required payments in respect of the Notes.

We may elect to defer interest payments on the Notes at our option for one or more periods of up to 20 consecutive quarterly periods which may affect the market price of the Notes.

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes for up to 20 consecutive quarterly periods for each Optional Deferral Period, as described under “Description of Notes—Option to Defer Interest Payments” in this prospectus supplement. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to 20 consecutive quarterly periods. During any Optional Deferral Period, interest on the Notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Notes, compounded quarterly, to the extent permitted by applicable law. No Optional Deferred Period may extend beyond the maturity date or redemption date, if earlier, of the Notes. If we exercise this interest deferral right, the Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Notes or that is otherwise less than the price at which the Notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the Notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the Notes until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the Notes if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

Holders of the Notes may have to pay taxes on interest before they receive payments from us.

If we defer interest payments on the Notes, a holder of the Notes that is subject to U.S. federal income taxation will be required to accrue interest income for U.S. federal income tax purposes during such Optional Deferral Period, even if such holder normally reports income when received. As a result, such holder will be required to include the accrued interest in such holder’s gross income for U.S. federal income tax purposes before receiving payment of the interest. If a holder sells its Notes before the record date for the first interest payment after an Optional Deferral Period, the accrued interest will be paid to the holder of record on the record date, and the selling holder will never receive the cash from us related to the accrued interest that was reported for tax purposes and will be required to add such amount to its adjusted tax basis in the Notes. Holders should consult with their own tax advisors regarding the tax consequences of an investment in the Notes.

For more information regarding the tax consequences of purchasing the Notes, see “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

An active trading market for the Notes may not develop, and any such market may be illiquid.

The Notes constitute a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange. If the application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the date that the Notes are first issued. However, listing the Notes on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Notes easily. In addition, the liquidity of the trading market in the Notes, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders that an active after-market for the Notes will develop or be sustained or that holders of the Notes will be able to sell their Notes at favorable prices or at all.

We may redeem the Notes on or after March 30, 2024, and at any time in the event of a tax event or a rating agency event and you may not be able to reinvest the proceeds at the same or higher interest rate.

We may redeem the Notes in whole at any time or in part from time to time on or after March 30, 2024 at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including any Additional Interest as defined in the “Description of Notes”) to the redemption date. Prior to March 30, 2024, we may also redeem the Notes in whole, but not in part, after the occurrence of a Tax Event or a Rating Agency Event (each as defined in the “Description of Notes”) at a redemption price equal to (i) in the case of a Tax Event, 100% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date, or (ii) in the case of a Rating Agency Event, 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date. See “Description of Notes—Right to Redeem Upon a Tax Event” and “—Right to Redeem Upon a Rating Agency Event” for more information. Events that would constitute a Tax Event or a Rating Agency Event could occur at any time and could result in the Notes being redeemed earlier than would otherwise be the case. If we choose to redeem the Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes.

Rating agencies may change their practices for rating the Notes, which change may affect the market price of the Notes.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, may, from time to time in the future, change the way they analyze securities with features similar to the Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, that could have a negative impact on the trading price of the Notes.

Changes in our credit ratings or the debt markets could adversely affect the market price of the Notes.

The market price for the Notes will depend on many factors, including, among other things:

•	our credit ratings with major credit rating agencies, including with respect to the Notes;

•	the prevailing interest rates being paid by other companies similar to us;

•	our operating results, financial condition, financial performance and future prospects;

•	our election to defer interest payments on the Notes; and

•

economic, financial, geopolitical, regulatory and judicial events that affect us, the industries and markets in which we are doing business and the financial markets generally, including continuing market volatility and uncertainty about the U.S. economy and other key economies, and sovereign credit and bank solvency concerns in Europe and other key economies.

The price of the Notes may be adversely affected by unfavorable changes in these factors. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the asset management industry as a whole and may change our credit rating based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Notes.

Risks Relating to the Company

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including “Item 1A. Risk Factors” incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings filed after such annual report.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be $        million after deducting the underwriting discount and estimated offering expenses payable by us (or approximately $        million if the underwriters exercise their over-allotment option in full). We intend to use the majority of the net proceeds of this offering to repay our outstanding indebtedness under our revolving credit facility. The revolving credit facility bears interest at varying marginal rates from 0.875% to 1.500% for Eurodollar rate loans and 0.000% to 0.500% for base rate loans, based on our debt rating, and will mature on January 18, 2024. The remaining portion of the net proceeds will be used for other general corporate purposes.

Certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of the offering through the repayment of outstanding amounts under such revolving credit facility. Such underwriters are deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121, and this offering will therefore be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and cash equivalents and capitalization as of December 31, 2018, on an actual basis and on an as adjusted basis to give effect to this offering and the receipt and use of the proceeds therefrom, after deducting the underwriting discount and estimated offering expenses payable by us, as described under “Use of Proceeds,” assuming no exercise of the underwriters’ over-allotment option to purchase additional Notes. This table should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement. This table does not reflect other transactions subsequent to December 31, 2018.

	As of December 31, 2018
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$565.5	$

Long-term debt
Senior unsecured term loan(1)	449.7
Revolving credit facility	330.0
Senior notes due 2024(2)	396.4
Senior notes due 2025(3)	346.1
Junior convertible trust preferred securities(4)	307.4
Notes offered hereby	—

Total long-term debt	1,829.6

Total stockholders’ equity	3,457.4

Total capitalization	$5,287.0	$

(1)	As of December 31, 2018, there was $450.0 million, net of issuance costs of $0.3 million, outstanding under our senior unsecured term loan.
(2)	Reflects original discount of 0.869% ($3.5 million) and subsequent accretion of $1.5 million on $400.0 million principal amount, net of issuance costs of $1.6 million.
(3)	Reflects original discount of 0.761% ($2.7 million) and subsequent accretion of $0.9 million on $350.0 million principal amount, net of issuance costs of $2.1 million.
(4)

We have bifurcated our convertible debt securities into their debt and equity components. The principal amount at maturity of the junior convertible trust preferred securities was $430.8 million at December 31, 2018. The debt balance is presented net of issuance costs of $5.1 million.

DESCRIPTION OF NOTES

Set forth below is a description of the specific terms of the    % Junior Subordinated Notes due 2059 (the “Notes”). We urge you to read the indenture and the form of certificate evidencing the Notes because they, and not this description, define your rights as a holder of the Notes. If the description of the Notes in this prospectus supplement differs from the description of debt securities in the accompanying prospectus, the description of the Notes in this prospectus supplement supersedes the description of debt securities in the accompanying prospectus. Certain capitalized terms used in this prospectus supplement and not defined in this prospectus supplement are defined in the Junior Subordinated Indenture (as defined below). In this description, “we,” “our,” “us” and the “Company” refer only to Affiliated Managers Group, Inc. and not to its Affiliates or subsidiaries.

General

The Notes will be issued as a series of junior subordinated notes under a Junior Subordinated Notes Indenture (as supplemented from time to time, the “Junior Subordinated Indenture”), to be entered into between us and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will initially be issued in the aggregate principal amount of $        million. The Junior Subordinated Indenture does not limit the aggregate principal amount of junior subordinated notes that may be issued under the Junior Subordinated Indenture and provides that junior subordinated notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Junior Subordinated Indenture. We may, at any time and without the consent of the holders of the Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date (as defined below), if applicable). Any additional notes having such similar terms, together with the Notes, will constitute a single series of junior subordinated notes under the Junior Subordinated Indenture; provided that if such additional notes are not fungible with the outstanding Notes for U.S. federal income tax purposes, then they will be issued under a separate CUSIP number.

The Junior Subordinated Indenture does not contain provisions that afford holders of the Notes protection in the event of a highly leveraged transaction involving us.

Unless earlier redeemed, the entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 30, 2059. The Notes are not subject to any sinking fund provision. The Notes are available for purchase in denominations of $25.00 and integral multiples of $25.00 in excess thereof.

Interest

Each Note will bear interest at the fixed rate of    % per annum (the “Securities Rate”) from the date of original issuance. Subject to our right to defer interest payments as described below, interest on the Notes will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year (each, an “Interest Payment Date”) to the person in whose name such Note is registered at the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Notes are in book-entry only form or (ii) on the 15th calendar day preceding such Interest Payment Date if the Notes are not in book-entry only form (whether or not a Business Day). The initial Interest Payment Date is June 30, 2019. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close or be closed.

Option to Defer Interest Payments

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Notes by extending the interest payment period for up to 20 consecutive quarterly periods (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the Notes or end on a day other than an Interest Payment Date. Any deferred interest on the Notes will accrue Additional Interest at the Securities Rate from the applicable Interest Payment Date to the date of payment, compounded quarterly (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Notes until the end of an Optional Deferral Period, except upon a redemption of the Notes during such Optional Deferral Period.

At the end of an Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once we pay all accrued and unpaid interest payments on the Notes, including any Additional Interest, we can again defer interest payments on the Notes as described above, but not beyond the maturity date of the Notes.

We are required to provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, we are required to deliver to the Trustee an officers’ certificate stating that no Default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Trustee is required to promptly forward such notice to each holder of record of Notes.

Certain Limitations During an Optional Deferral Period

During an Optional Deferral Period, subject to the exceptions noted below, we shall not:

•	declare or pay any dividend or make any distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, or

•

make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally (“pari passu securities”) or junior (“junior securities”), in each case, in right of payment to the Notes.

None of the foregoing, however, shall restrict:

•

any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

•

the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	dividends, payments or distributions payable in shares of capital stock or warrants, options or rights to acquire our capital stock;

•

redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of ours or any of our subsidiaries or in connection with a dividend reinvestment or stock purchase plan;

•

any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto;

•

redemptions, purchases or other acquisitions of shares of capital stock in connection with the satisfaction of our obligations pursuant to any contract entered into prior to the beginning of the applicable Optional Deferral Period;

•

(i) any payment of current or deferred interest (or setting aside a sum sufficient for the payment thereof) on any pari passu securities that is made pro rata to the amounts due on such pari passu securities and the Notes and (ii) any payment of principal or current or deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities;

•

the payment of any dividend or distribution on our capital stock within 30 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have been permitted under the Junior Subordinated Indenture on the date of declaration; or

•

the redemption of pari passu securities or junior securities, within 60 days after the date on which notice of redemption was given, if at the time the notice was given, such redemption would have been permitted under the Junior Subordinated Indenture.

Optional Redemption

At any time and from time to time on or after March 30, 2024, the Notes will be subject to redemption at our option, in whole or in part upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Notes being redeemed to the redemption date.

If notice of redemption is given as aforesaid, the Notes so to be redeemed will, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon (including any Additional Interest), and from and after such date (unless we have defaulted in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest. If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the Securities Rate. See “—Events of Default” below.

We may also redeem the Notes before March 30, 2024 (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole, but not in part, if a rating agency makes certain changes relating to the equity credit criteria for securities such as the Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement.

Right to Redeem Upon a Tax Event

Before March 30, 2024, we may redeem, upon not less than 10 nor more than 60 days’ notice, in whole but not in part, the Notes following the occurrence of a Tax Event (as defined below), at 100% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•

any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•

an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•

any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•

a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of the original issuance of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

Before March 30, 2024 we may, upon not less than 10 nor more than 60 days’ notice, within the 90 days after the occurrence of a Rating Agency Event (as defined below), redeem, in whole but not in part, the Notes at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes.

Ranking

Our payment obligations under the Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our senior indebtedness (as defined below), and will rank equally with all of our junior unsubordinated indebtedness, in each case whether presently existing or from time to time hereafter incurred, created, assumed or existing.

No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest) the Notes may be made if (a) any senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any senior indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the senior indebtedness. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness before the holders of the Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all senior indebtedness, the rights of the holders of the Notes will be subrogated to the rights of the holders of senior indebtedness to receive payments and distributions applicable to such senior indebtedness until all amounts owing on the Notes are paid in full.

The term “senior indebtedness” means, with respect to us, (i) any payment due in respect of our indebtedness, whether outstanding at the date of execution of the Junior Subordinated Indenture or thereafter incurred, created, or assumed after such date, (a) in respect of money borrowed or (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by us that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under our indentures with various trustees; (ii) all obligations in respect of any financial derivative, hedging or futures contract or similar instrument; (iii) all capitalized lease obligations; (iv) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (v) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons the payment of which we are responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons secured by any lien on any of our properties or assets (whether or not such obligation is assumed by us), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Notes, (2) obligations to trade creditors and (3) any unsecured indebtedness between or among us or our subsidiaries. Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions contained in the Junior Subordinated Indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The Junior Subordinated Indenture does not limit the aggregate amount of senior indebtedness that we may issue. As of December 31, 2018, we had approximately $1.5 billion of outstanding senior indebtedness. Our right, and, hence, the right of any of our creditors (including holders of the Notes) to participate in any distribution of the assets of any subsidiary or Affiliate, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred and preferences stockholders of each subsidiary. As of December 31, 2018, we had approximately $1.8 billion of outstanding total indebtedness, including $307.4 million of junior convertible trust preferred securities (debt component only) and $2.7 million of indebtedness and other liabilities (excluding intercompany liabilities) of our subsidiaries and consolidated Affiliates.

Events of Default

An “Event of Default” with respect to the Notes shall occur only upon certain events of bankruptcy, insolvency or reorganization involving us.

If an Event of Default occurs, the principal of and accrued interest (including Additional Interest) on the Notes shall be immediately due and payable without declaration or other act on the part of the Trustee of any holder of the Notes.

With respect to the Notes, and for purposes of the immediately succeeding paragraph, the term “Default” means the following events: (a) default in the payment of any interest upon any of the Notes when due and payable on an interest payment date other than at maturity, including Additional Interest in respect thereof, and continuance of such default for a period of 30 days; provided, however, that a valid extension of the interest payment period by us pursuant to the terms of the Junior Subordinated Indenture shall not constitute a default in the payment of interest for this purpose, (b) default in the payment of the principal of (or premium, if any), or interest (including Additional Interest) on, the Notes when due and payable at maturity or earlier redemption or

(c) default in the performance or breach of any covenant or warranty of the Company in the Junior Subordinated Indenture (other than a covenant or warranty a default in whose performance or whose breach is addressed in clause (a) or (b), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and we will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest (including Additional Interest) on the Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Notes; provided, further, that in case a Default has occurred and is continuing, the Trustee will not be subject to the requirement to exercise, with respect to the Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

The Junior Subordinated Indenture will provide that if there occurs a Default specified in clauses (a) or (b) of the second preceding paragraph, the Trustee or the holder of the Notes may or, if directed by the holders of a majority in principal amount of the Notes then outstanding, the Trustee shall, subject to the provisions of the Junior Subordinated Indenture, demand payment of the amount then due and payable and may institute judicial proceedings for the collection of such amount if we fail to make payment thereof upon demand.

The holders of not less than a majority in aggregate outstanding principal amount of the Notes may, on behalf of the holders of all the Notes, waive any past Default with respect to such Notes, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article 10 of the Junior Subordinated Indenture cannot be modified or amended without the consent of the holders of the outstanding Notes.

Agreement by Holders to Certain Tax Treatment

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for U.S. federal, state and local tax purposes.

Defeasance

Covenant Defeasance. Under current U.S. federal tax law, we are able to make the deposit described below and be released from some of the restrictive covenants in the Junior Subordinated Indenture. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your Notes. In order to achieve covenant defeasance, we must do the following:

•

Deposit in trust for the benefit of all holders of the Notes a combination of money and government or government agency debt securities or bonds in U.S. dollars that will generate enough cash to make interest, principal and any other payments on the Notes in U.S. dollars on their various due dates.

•

Deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the Notes became immediately due and payable, there might be a shortfall. Depending on the event causing the Default, you may not be able to obtain payment of the shortfall.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•

We must deposit in trust for the benefit of all holders of the Notes a combination of money and government or government agency debt securities or bonds in U.S. dollars that will generate enough cash to make interest, principal and any other payments on the Notes in U.S. dollars on their various due dates.

•

We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the Notes would be treated as though we paid you your share of the cash and the debt securities or bonds at the time the cash and the debt securities or bonds were deposited in trust in exchange for your Notes and you would recognize gain or loss on your Notes at the time of the deposit.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Covenant defeasance and full defeasance are both subject to certain conditions, such as no Default or Event of Default occurring and continuing, and that such defeasance does not result in a breach or violation of, constitute a default under, any material agreement or instrument (other than the Junior Subordinated Indenture) to which we, or any of our subsidiaries, are a party or bound.

Discharge of the Junior Subordinated Indenture

We may satisfy and discharge our obligations under the Junior Subordinated Indenture by delivering to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee or the Paying Agent in respect of Notes that have either become due and payable, will become due and payable within one year or are scheduled for redemption or repayment within one year, cash sufficient to pay all of the outstanding Notes and paying all other sums payable under the Junior Subordinated Indenture.

Registration and Transfer

We are not required to (i) issue, register the transfer of or exchange the Notes during a period of 15 days immediately preceding the date notice is given identifying the Notes called for redemption or (ii) issue, register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Payment and Paying Agent

Payment of principal will be made only against surrender to the Paying Agent of the Notes. Principal of and interest on the Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that, at our option, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Notes. Payment of interest on the Notes on any interest payment date will be made to the person in whose name the Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

The Trustee will act as Paying Agent with respect to the Notes. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

All moneys paid by us to a Paying Agent for the payment of the principal of or interest on the Notes which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to us, and the holder of the Notes will from that time forward look only to us for payment of such principal and interest.

Modification

Subject to certain exceptions, the Junior Subordinated Indenture or the Notes may be amended with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

•	reduce the percentage in aggregate principal amount of Notes whose holders must consent to an amendment of the Junior Subordinated Indenture or to waive any past default; or

•	reduce the rate of or change the stated time for payment of interest on any Note; or

•	reduce the principal of or change the stated maturity of any Note; or

•	reduce the redemption price of any note or adversely affect a right of repayment with respect to any Note that is at such holder’s option; or

•	make any note payable in a currency, or at a place, other than that stated in the Note; or

•	change the ranking of the Notes in a manner that is adverse to the holders of the Notes; or

•

impair the right of any holder to institute suit for the enforcement of any payment on or with respect to such holder’s Notes on or after their maturity date or, in the case of redemption, on or after their redemption date; or

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions of the Junior Subordinated Indenture; or

•	modify the provisions of the Junior Subordinated Indenture with respect to the subordination of the Notes in a manner materially adverse to such holder.

Notwithstanding the provisions described above, without the consent of any holder, we and the Trustee may amend the Junior Subordinated Indenture to:

•	cure any ambiguity, omission, defect or inconsistency in the Junior Subordinated Indenture; or

•	provide for the assumption by a successor person of our obligations under the Junior Subordinated Indenture as described below under the heading “—Consolidation, Merger, Sale or Conveyance”; or

•	add guarantees with respect to the Notes; or

•	secure the Notes; or

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us; or

•	add to the Events of Default with respect to the Notes; or

•	facilitate the issuance of new Notes; or

•	make any change that does not adversely affect the rights of any holder; or

•	to change or eliminate any of the provisions of the Junior Subordinated Indenture with respect to the Notes that have not yet been issued under the Junior Subordinated Indenture; or

•	provide for a successor trustee; or

•	comply with any requirement of the SEC in connection with the qualification of the Junior Subordinated Indenture under the Trust Indenture Act; or

•	to make any change to Article 12 of the Junior Subordinated Indenture that would limit or terminate the benefits to any holder of senior indebtedness under such Article; or

•	to conform the terms of the Junior Subordinated Indenture or the Notes to the description thereof in this prospectus supplement.

The consent of the holders is not necessary under the Junior Subordinated Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Consolidation, Merger, Sale or Conveyance

The Junior Subordinated Indenture provides that we shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person (in a transaction in which we are not the surviving entity) unless (1) the resulting, surviving or transferee person (in a transaction in which we are not the surviving entity) is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such person expressly assumes by supplemental indenture all of our obligations under the Notes and the Junior Subordinated Indenture; and (2) immediately after giving effect to such transaction, no Event of Default has occurred and is continuing under the Junior Subordinated Indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person (in a transaction in which we are not the surviving entity) shall succeed to, and may exercise every right and power of, the Company under the Junior Subordinated Indenture.

This covenant will not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets, between or among us and our subsidiaries.

Trustee

U.S. Bank National Association is the Trustee, Security Registrar and Paying Agent.

Applicable Law

The Notes and the Junior Subordinated Indenture will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

The Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. DTC will be depository for the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes of the related series in registered certificated form (“Certificated Notes”) if: (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes of such series or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case we fail to appoint a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary; (2) we determine (subject to DTC’s procedures) not to have the Notes of such series represented by a Global Note and provide written notice thereof to the trustee; or (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and DTC requests such exchange.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be in registered form, registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants. DTC has also advised us that, pursuant to procedures established by it: (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described above, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “holders” thereof under the Junior Subordinated Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Junior Subordinated Indenture. Under the terms of the Junior Subordinated Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee, nor any agent of ours or the Trustee’s has or will have any responsibility or liability for: (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership and disposition of the Notes. This summary deals only with Notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) by persons who purchase the Notes for cash upon original issuance at their “issue price” (the first price at which a substantial amount of the Notes is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

As used herein, a “U.S. holder” means a beneficial owner of the Notes that is, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

Except as modified for estate tax purposes (as discussed below), the term “non-U.S. holder” means a beneficial owner of the Notes that is neither a U.S holder nor an entity classified as a partnership for U.S. federal income tax purposes.

If any entity classified as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the Notes, you should consult your own tax advisors.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt entity;

•	an insurance company;

•	a person holding the Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity (or an investor in such an entity);

•	a U.S. holder that holds Notes through a non-U.S. broker or other non-U.S. intermediary;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”;

•	a person required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement; or

•	a U.S. expatriate.

This summary is based on the Code, U.S. Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed below.

This summary does not represent a detailed description of the U.S. federal income and estate tax consequences to you in light of your particular circumstances. In addition, this summary does not address the effects of any U.S. federal tax consequences other than income taxes, and, in the case of non-U.S. holders, estate taxes (such as gift taxes and the Medicare tax on certain investment income), and does not address state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of Notes.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of the Notes, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Notes and no rulings have been sought, or will be sought, from the IRS in this regard. Simpson Thacher & Bartlett LLP, tax counsel to the Company, is of the opinion that, assuming the transactions related to the issuance of the Notes are consummated in accordance with the terms of the relevant transaction documents, the Notes will be treated as indebtedness for U.S. federal income tax purposes. This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion.

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute indebtedness and will treat the Notes as indebtedness for all U.S. federal, state and local tax purposes. In addition, we intend to treat the Notes as indebtedness for U.S. federal income tax purposes. The remainder of this discussion assumes that the classification of the Notes as indebtedness will be respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

The following is a summary of U.S. federal income tax consequences that will apply to U.S. holders of the Notes.

Interest Income and Original Issue Discount

Under applicable U.S. Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). The Company believes that, as of the date of this prospectus supplement, the likelihood that it will exercise its option to defer payments of interest under the terms of the Notes is remote within the meaning of the U.S. Treasury regulations. Accordingly, the Company believes the Notes will not be treated as issued with OID at the time of their original issuance. In such case, subject to the discussion below, the Notes will not be subject to the special OID rules, at least upon initial issuance, so that you will generally be taxed on the stated interest on the Notes as ordinary income at the time it is received or accrued in accordance with your regular method of tax accounting. The Company’s determination that these contingencies are remote is binding on you unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. The Company’s determination is not, however, binding on the IRS.

If, however, the Company exercises its right to defer payments of interest on the Notes, the Notes will be deemed to be reissued with OID at that time. Once the Notes become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding. Under the OID economic accrual rules, all stated interest on the Notes would be treated as OID, which would accrue and be included in your taxable income (as ordinary income) on an economic accrual basis without regard to the timing of the receipt of cash and regardless of your method of tax accounting. Actual payments of stated interest would not be reported separately as taxable income. Consequently, you would be required to include OID in gross income even if we do not make any actual cash payments during an Optional Deferral Period.

The U.S. Treasury regulations dealing with OID and the deferral of interest payments have not yet been addressed in any rulings or other interpretations by the IRS where the issuer of a debt instrument has a right to defer interest payments. It is possible that the IRS could assert that the Notes were issued initially with OID merely because of the Company’s right to defer interest payments. If the IRS were successful in this regard, you would be subject to the OID rules described above, regardless of whether the Company exercises its option to defer payments of interest on the Notes.

Because the Notes are indebtedness for U.S. federal income tax purposes, any income recognized with respect to the Notes will not be eligible for the corporate dividends received deduction or treatment as qualified dividend income (which is taxed at long-term capital gain rates) in the case of a non-corporate U.S. holder.

Sale, Exchange or Retirement of Notes

Unless a non-recognition provision applies, you will recognize taxable gain or loss upon a sale, exchange or retirement of a Note in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any amount attributable to accrued but unpaid stated interest, which will be taxed in the manner described above under “—Interest Income and Original Issue Discount”) and (ii) your adjusted tax basis in the Note. Assuming that we do not exercise our option to defer payments of interest on the Notes and that the Notes are not deemed to be issued with OID, your adjusted tax basis in a Note will, in general, be your cost for that Note. If the Notes are treated as issued with OID (at the time of their original issuance) or reissued with OID (upon an exercise of an option to defer payments of interest), your adjusted tax basis in a Note generally will be the cost of the Note to you, increased by any OID previously includible in your gross income and decreased by payments received on the Note since and including the date that the Notes were deemed to be issued or reissued with OID.

Any gain or loss on the sale, exchange or retirement of a Note generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period in respect of the Note is more than one year at the time of the sale, exchange or retirement. Long-term capital gain of non-corporate U.S. holders (including individuals) may be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

The following is a summary of U.S. federal income and estate tax consequences that will apply to non-U.S. holders of the Notes.

U.S. Federal Withholding Tax

Subject to the discussions of backup withholding and FATCA below, U.S. federal withholding tax will not apply to any payment of interest (which, for purposes of this discussion of non-U.S. holders, includes any OID) on the Notes under the “portfolio interest rule,” provided that:

•	interest paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and

•

either (1) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (2) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•	IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then you will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments. If interest received with respect to the Notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied.

Subject to the discussion of backup withholding below, any gain realized on the sale or other taxable disposition of a Note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), in which case such gain will be subject to U.S. federal income tax (and possibly branch profits tax) in generally the same manner as effectively connected interest is taxed; or

•

you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other taxable disposition, which may be offset by certain U.S.-source capital losses.

U.S. Federal Estate Tax

If you are an individual who is neither a citizen nor a resident (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of your death, your estate will not be subject to U.S. federal estate tax on Notes beneficially owned (or deemed to be beneficially owned) by you at the time of your death, provided that any payment to you of interest on the Notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest rule” described above under “—U.S. Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to payments of stated interest on the Notes, any accruals of OID and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a Note paid to you (unless you are an exempt recipient such as a corporation). Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a correct taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Generally, the amount of interest (including OID) paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest on the Notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the required certification that you are a non-U.S. holder described above in the fifth bullet point under “—Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of Notes made within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest (including OID) paid on the Notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance)

with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Tax Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of the Notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the Notes by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) referred to as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by a Covered Plan with respect to which we, an underwriter or our respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption in consultation with counsel to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be acquired or held by any person investing the assets of any Plan, unless such acquisition and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code, or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the Notes or any interest therein by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any notes (or beneficial interests therein) should consult and rely on their own counsel and advisers as to whether an investment in the Notes is suitable for the Plan.

UNDERWRITING (CONFLICTS OF INTEREST)

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and RBC Capital Markets, LLC are acting as representatives (the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Morgan Stanley & Co. LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

RBC Capital Markets, LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have granted the underwriters an option, exercisable for 30 calendar days from the date of this prospectus supplement, to purchase up to an additional $         aggregate principal amount of Notes at the initial public offering price set forth on the cover page of this prospectus supplement less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any. If the underwriters exercise this option, each will be severally obligated, subject to conditions contained in the underwriting agreement, to purchase an additional principal amount of the over-allotment Notes proportionate to that underwriter’s commitment to purchase a portion of the initial aggregate principal amount of Notes reflected in the table above.

We have agreed that, for a period of 30 calendar days after the date of this prospectus supplement, we will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by AMG
Per Note		%

(1)

An underwriting discount of $        per Note (or up to $        for all Notes) will be deducted from the proceeds paid to us by the underwriters. However, the discount will be $        per Note for sales to institutions and, to the extent of such institutional sales, the total underwriting discount will be less than the amount set forth above. As a result of sales to institutions, the total underwriting discount will be $        .

The underwriters may allow, and the dealers may reallow, a discount on the Notes to other dealers not in excess of    % of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange. If the application is approved, we expect trading in the Notes to begin within 30 days after the date that the Notes are first issued. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering of the Notes, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions may involve either exercising their option to purchase additional Notes or purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Certain of the underwriters or their affiliates are lenders under our revolving credit facility and will receive 5% or more of the net proceeds of the offering through the repayment of outstanding amounts under such revolving credit facility. Such underwriter is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121, and this offering will therefore be conducted in accordance with FINRA Rule 5121. As required by FINRA Rule 5121, no underwriter with a “conflict of interest” will confirm sales to any account over which it exercises discretionary authority without the specific written approval of the accountholder.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us or our Affiliates. Certain of the underwriters and their respective affiliates, including the representatives or their respective affiliates, are lenders under our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our Affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement

We expect to deliver the Notes against payment for the Notes on or about                 , 2019, the                 U.S. business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes before                 , 2019 will be required to specify alternative settlement arrangements to prevent a failed settlement.

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

No underwriter nor any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, our Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O ; and (ii) have issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Simpson, Thacher & Bartlett LLP, Washington, D.C. Certain legal matters in connection with the Notes will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of AQR Capital Management Holdings, LLC and Subsidiaries which appear in Affiliated Managers Group, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AFFILIATED MANAGERS GROUP, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

The registration statement that contains this prospectus is being filed in anticipation of the expiration of the previous registration statement filed by Affiliated Managers Group, Inc. (“AMG”) on August 18, 2016.

AMG may offer and sell, or facilitate the resale of, securities from time to time. We will provide specific terms of these securities in supplements to this prospectus. One or more selling security holders to be identified in the future may also offer and sell the securities listed above from time to time. You should read this prospectus and any prospectus supplements carefully before making your investment decision.

The common stock of AMG is listed on the New York Stock Exchange under the symbol “AMG.” If we decide to seek a listing of any debt securities, preferred stock, depositary shares, warrants or other securities offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement for those securities.

Investing in these securities involves certain risks. Before making a decision to invest in these securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

The address of AMG’s principal executive offices is 777 South Flagler Drive, West Palm Beach, Florida 33401 and the telephone number at the principal executive offices is (800) 345-1100.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 21, 2019

i

ABOUT THIS PROSPECTUS

Each time we offer securities using this prospectus, we will provide the specific terms and offering prices in a supplement to this prospectus. The prospectus supplements also may add, update or change the information contained or incorporated by reference in this prospectus and also will describe the specific manner in which we will offer these securities.

The applicable prospectus supplement may also contain important information about United States federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the securities being offered by that prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any other person to provide you with different information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference herein is accurate only as of the date on the front of this prospectus or the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “AMG,” “we,” “us,” the “Company” and “our” refer to Affiliated Managers Group, Inc. and not our Affiliates (as defined later in this prospectus) or other subsidiaries.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should carefully read and consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as well as any risk factors contained in our subsequent Quarterly Reports on Form 10-Q and any applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the risks described in these documents could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and could result in a partial or complete loss of your investment.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus, in the documents we incorporate by reference herein and our other filings with the U.S. Securities and Exchange Commission (the “SEC”), in our press releases and in oral statements made with the approval of an executive officer may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, and may be prefaced with words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “preliminary,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “projects,” “positioned,” “prospects,” “intends,” “plans,” “estimates,” “pending investments,” “anticipates” or the negative version of these words or other comparable words. Such statements are subject to certain risks and uncertainties, including, among others, the factors discussed under the caption “Risk Factors” in the documents incorporated by reference in this prospectus.

These factors (among others) could affect our financial performance and cause actual results to differ materially from historical earnings and those presently anticipated and projected. Forward-looking statements speak only as of the date they are made, and we will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we caution you not to place undue reliance on any such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov. We maintain an internet site at http://www.amg.com. The information on, or accessible from, our website, is not a part of this prospectus by reference or otherwise.

The SEC’s rules allow us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, any document or portion of that document that is deemed not to be filed) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

•	Annual Report on Form 10-K filed on February 22, 2019;

•	Annual Report on Form 10-K/A filed on March 29, 2018;

•

Current Reports on Form 8-K filed with the SEC on January 22, 2019, February 4, 2019 and March 20, 2019 (but only the information deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended);

•

Definitive Proxy Statement on Schedule 14A filed on April 30, 2018 (solely those portions that were incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2017); and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 7, 1997, and any amendment or report filed for the purpose of updating such description.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

Jay C. Horgen—President, Chief Financial Officer and Treasurer

Affiliated Managers Group, Inc.

777 South Flagler Drive

West Palm Beach, Florida 33401

(800) 345-1100

This prospectus constitutes a part of a registration statement on Form S-3 including all amendments and exhibits, referred to herein as the “Registration Statement,” that we have filed with the SEC under the Securities Act of 1933, as amended, or the “Securities Act.” This prospectus does not contain all of the information contained in the Registration Statement. We refer you to the Registration Statement and related exhibits for further information regarding us and our securities. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above or from the SEC’s website at www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

AFFILIATED MANAGERS GROUP, INC.

We are a global asset management company with equity investments in leading boutique investment management firms, which we refer to as our “Affiliates.” Our innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm and maintain operational autonomy. Our strategy is to generate shareholder value through the growth of existing Affiliates, as well as through investments in new Affiliates and additional investments in existing Affiliates. In addition, we provide centralized assistance to our Affiliates in strategic matters, marketing, distribution, product development and operations. As of December 31, 2018, our aggregate assets under management were $736.0 billion in more than 500 investment products across a broad range of active, return-oriented strategies.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES

We may offer debt securities, which may be senior debt securities or junior subordinated debt securities and may be convertible or non-convertible. We will issue debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the senior debt securities will include those described in the applicable prospectus supplement and those stated in the senior debt securities indenture and those made part of the senior debt securities indenture by reference to the Trust Indenture Act. The terms of the junior subordinated debt securities will include those described in the applicable prospectus supplement and those stated in the junior subordinated debt securities indenture and those made part of the junior subordinated debt securities indenture by reference to the Trust Indenture Act. We have included a copy of the form of senior debt securities indenture and form of junior subordinated debt securities indenture as exhibits to this Registration Statement. Each of the indentures will be subject to and governed by the terms of the Trust Indenture Act.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. Therefore, you should read our charter and by-laws for additional information related to our common stock.

General

Under our charter, we currently have authority to issue up to 150,000,000 shares of common stock, par value $0.01 per share, and up to 3,000,000 shares of Class B non-voting common stock, par value $0.01 per share. Under Delaware law, stockholders generally are not responsible for our debts or obligations. As of December 31, 2018, we had 51,984,471 shares of common stock outstanding and an additional 6,534,573 shares of common stock were held in the Company’s treasury, and there were no shares of Class B non-voting common stock issued and outstanding. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. Our common stock is listed on the New York Stock Exchange under the symbol “AMG.”

Dividends

Subject to preferential rights of any other class or series of stock, holders of common stock and Class B non-voting common stock may receive dividends out of assets that we can legally use to pay dividends, when, as and if they are declared by our board of directors, with each share of common stock and each share of Class B non-voting common stock sharing equally in such dividends (with each share of Class B non-voting common stock being equal to the number of shares of common stock into which it would then be convertible). If dividends are declared that are payable in shares of common stock or shares of Class B non-voting common stock, such dividends will be declared payable at the same rate in both classes of stock and the dividends payable in shares of common stock will be payable to the holders of shares of common stock, and the dividends payable in shares of Class B non-voting common stock will be payable to the holders of shares of Class B non-voting common stock.

Voting Rights

Holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise required by Delaware law or as provided with respect to any other class or series of stock. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a majority of the votes cast at a meeting of stockholders at which a quorum is present is required to elect a director in an uncontested election.

Liquidation/Dissolution Rights

Subject to the preferential rights of any other class or series of stock, holders of shares of our common stock and Class B non-voting common stock shall be entitled to share ratably in the remaining assets available for distribution in the event we are liquidated, dissolved or our affairs are wound up after we pay or make adequate provision for all of our known debts and liabilities (with each share of Class B non-voting common stock being equal to the number of shares of common stock into which it would then be convertible).

Other Rights

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities, other than the conversion rights afforded to the holders of our Class B non-voting common stock that are described below.

Under Delaware law, a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding a majority of the shares entitled to vote on the matter, unless a different percentage is set forth in the corporation’s charter, which percentage will not in any event be less than a majority of all of the shares entitled to vote on such matter. Our charter provides that whenever any vote of the holders of voting stock is required to amend or repeal any provision of the charter, then in addition to any other vote of the holders of voting stock that is required by the charter or by-laws, the affirmative vote of the holders of a majority of our outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class, is required. However, with respect to the amendment or repeal of any of the provisions of our charter relating to stockholder action without an annual or special meeting, the election, term or removal of directors, vacancies on the board of directors, or the limitation of liability of directors, the affirmative vote of the holders of at least eighty percent (80%) of our outstanding shares of stock entitled to vote on such amendment or repeal, voting together as a single class, will be required.

Rights of Class B Non-Voting Common Stock

The holders of our Class B non-voting common stock generally have the same rights and privileges as holders of our common stock, except that holders of Class B non-voting common stock do not have any voting rights other than those which may be provided under our charter or applicable law. Each share of Class B non-voting common stock is convertible, at the option of the holder, into one share of common stock; provided, that such conversion is not inconsistent with any regulation, rule or other requirement of any governmental authority applicable to the holder.

To the extent the holders of Class B non-voting common stock are entitled to vote under our charter or applicable law, such holders shall vote together as a single class with the holders of common stock, except as required by law.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

Under AMG’s charter, the board of directors of AMG is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, and to establish from time to time a series of preferred stock with terms as it may specify in a certificate of designations which will be filed as an exhibit to a document incorporated by reference in the Registration Statement of which this prospectus forms a part. A description of the terms of preferred stock so created will be contained in a prospectus supplement related to any offering of such securities.

DESCRIPTION OF DEPOSITARY SHARES

AMG may, at its option, elect to offer fractional shares of preferred stock, rather than whole shares of preferred stock. In such event, AMG will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between AMG and a bank or trust company selected by AMG, as preferred stock depositary. Unless otherwise provided in the applicable prospectus supplement, each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The form of deposit agreement, including the form of depositary receipt, will be established at the time of the offering of any depositary shares and will be described in the applicable prospectus supplement related to any offering of such securities.

DESCRIPTION OF WARRANTS

AMG may offer warrants pursuant to which a holder will be entitled to purchase debt securities, preferred stock, common stock or other securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Warrants will be issued under one or more warrant agreements to be entered into between AMG and a bank or trust company, as warrant agent. Except as otherwise stated in a prospectus supplement, the warrant agent will act solely as the agent of AMG under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of warrants. A copy of the form of warrant agreement, including the form of warrant certificate, will be filed as an exhibit to a document incorporated by reference in the Registration Statement of which this prospectus forms a part. You should read the more detailed provisions of the warrant agreement and the warrant certificate for provisions that may be important to you.

The particular terms of each issue of warrants, the warrant agreement relating to the warrants and the warrant certificates representing warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the warrants;

•	the offering price of the warrants;

•	the aggregate number of warrants and the aggregate number of securities that may be purchased upon exercise of the warrants;

•

the designation, number and terms of the debt securities, preferred stock, common stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the currency or currency units in which the offering price and the exercise price are payable;

•	the designation and terms of the securities, if any, with which the warrants are issued, and the number of warrants issued with each security;

•	the date, if any, on and after which, if the warrants are issued as a unit with another security, the warrants and the related security will be separately transferable;

•	the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise warrants will commence and the date on which the right will expire;

•	a discussion of United States federal income tax or other considerations applicable to the warrants;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each stockholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any additional terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the subscription rights will expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

AMG may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to AMG, and AMG to sell to or purchase from the holders, a specified or varying number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, share of preferred stock or depositary share and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities,

•	debt obligations of third parties, including U.S. Treasury securities, or

•	any other securities described in the applicable prospectus supplement,

which may secure the holders’ obligations to purchase or to sell, as the case may be, the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require AMG to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

PLAN OF DISTRIBUTION

General

The securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers or agents;

•	to investors directly in negotiated sales or in competitively bid transactions;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market or an exchange or otherwise; or

•	through a combination of any of these methods or by any other legally available means.

The prospectus supplement for each series of securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions and the underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

Any securities, other than our common stock, may be new issues of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

Secondary Sales

If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holder and provide the information required under the Securities Act, including the name of the selling security holder, the security or securities to be offered and sold, and information about any underwriters or agents, including any commissions to be paid.

VALIDITY OF SECURITIES

Unless the applicable prospectus supplement indicates otherwise, certain matters relating to the validity of the securities will be passed upon on behalf of AMG by Simpson Thacher & Bartlett LLP, Washington, D.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of AQR Capital Management Holdings, LLC and Subsidiaries which appear in Affiliated Managers Group, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AFFILIATED MANAGERS GROUP, INC.

$

% Junior Subordinated Notes due 2059

Prospectus Supplement

Joint Book-Running Managers

Morgan Stanley

BofA Merrill Lynch

Wells Fargo Securities

RBC Capital Markets

                , 2019